                                                                  EXHIBIT (b)(3)

                                  CONFIDENTIAL

                                POLK AUDIO, INC.

                            Supplemental Information
                           for the Board of Directors

                                 MARCH 24, 1999

                                TABLE OF CONTENTS

SECTION                  DESCRIPTION
-------                  -----------

I.                       Discounted Cash Flow Analysis

II.                      Comparable Company Analysis

III.                     Historical and Projected Quarterly Results for Fiscal 1998
                         and Fiscal 1999

IV.                      Trading History

V.                       List of Information Reviewed

This document is based upon information provided by Polk Audio, Inc. as well as sources deemed to be reliable. The information set forth in this document is intended solely for the use by the Board of Directors of Polk Audio, Inc. Possession of this document, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purpose by anyone but the Board of Directors of Polk Audio, Inc. without the previous written consent of Ferris, Baker Watts, Incorporated ("FBW") or the Board of Directors of Polk Audio, Inc., and in any event only with attribution to FBW. The compensation received by FBW from this engagement is not dependent on the consummation of the transaction evaluated herein.


            Steven L. Shea                        R. Mark Rust
        Senior Vice President                    Vice President
            (410) 659-4639                       (410) 659-4630





                        Ferris, Baker Watts, Incorporated
                                100 Light Street
                               Baltimore, MD 21202
                               Fax: (410) 659-4632

EXECUTIVE SUMMARY

       Ferris, Baker Watts, Incorporated ("FBW") has been retained by Polk Audio, Inc. ("Polk" or the "Company") to advise the Board of Directors and serve as the Company's exclusive financial advisor in connection with (i) the proposed fixed price self tender offer (the "Transaction") after which, the Company intends to delist its shares from the American Stock Exchange and cease reporting to the general public, thereby becoming a private company, and (ii) the issuance by FBW to the Board of Directors of the opinion of FBW that the proposed price offered to the Company's shareholders in the Transaction is fair from a financial point of view (the "Opinion"). FBW has (i) reviewed the proposed Transaction, (ii) reviewed the draft of the proxy materials dated March 11, 1999 to be filed with the Securities and Exchange Commission in connection with the Transaction, (iii) reviewed selected public and internal information of the Company, (iv) interviewed management of the Company, (v) utilized our own independent research, and (vi) utilized our expertise with similar transactions and valuations. The valuation methodologies utilized include the discounted cash flow method and the comparable public company analysis.

       The Transaction calls for the Company to enter into a fixed price self-tender for up to an aggregate of 860,000 of the outstanding shares of the Company not held by insiders. The proposed price to be offered to the unaffiliated shareholders is $12.00 per share.

       Based upon our analysis, the proposed offer price of $12.00 is at a premium to the value established by the discounted cash flow analysis and is within the range of values established the comparable public company analysis. Moreover, the offer price represents a 6.6% premium to the market price as of March 22, 1999 and a 18.5% premium to the closing price as of March 18, 1999. It is important to note that the Company intends to repurchase a minority interest rather than a controlling stake in the Company, therefore FBW has not relied upon merger and acquisition activity either in the audio component industry or the consumer durables sector. Such transactions typically involve a control premium in excess of fair value. Such transactions are therefore not relevant to the Transaction contemplated by the Company.

THE TRANSACTION

       The major elements of the Transaction as of March 11, 1999 are as follows:

- The Company shall effect a fixed price self-tender offer for the 860,000 shares not currently held by insiders. Affiliated shareholders will not tender their shares.
- The proposed price to be offered to the unaffiliated shareholders is $12.00 per share.
- After the tender offer, the Company intends to delist its shares from quotation on AMEX and terminate the registration of its shares, thus causing the Company to become a private company.
- In the event that fewer than 860,000 shares are tendered, the Company may enter into a merger or reverse stock split such that shares not tendered will be converted into the right to receive the purchase price in cash.

DUE DILIGENCE REVIEW

       As an integral part of the effort to determine the fairness of the proposed Transaction, FBW conducted an extensive review of the information supplied by Polk, including its historical financial results and projections. In addition, FBW conducted interviews with management. In general, our discussions centered on the following areas:

-   The history and historical operating results of the business.
-   The outlook for the Company, including new product initiatives.
-   The strategic and business purpose for becoming a private entity.
- The market segment in which the Company operates, which is characterized as shrinking (as evidenced by Electronic Industry Association statistics which show the sales of separate audio components declining from an aggregate of $1.9 billion in 1995 to an estimated $1.5 billion in 1998) and saturated.
- The fact that the Company's major customer, Circuit City, now accounts for approximately 50% of total sales. Additionally, in the nine-month period ended December 27, 1998, sales to non-Circuit City customers declined by 27.2% versus the prior comparable period.

VALUATION

       FBW has considered several methods to evaluate the fair market value of the Company's common stock. These methods are (i) the discounted future free cash flow of the Company, and (ii) the earnings and multiple comparisons to publicly traded comparable companies.

Free Cash Flow Analysis

       This methodology is premised on the assumption that a buyer purchases a time series of free cash flows that are generated by the assets of a business. This analysis separates and ascribes value only to the cash flows that can ultimately be taken out of the business. Cash that is generated but used to sustain the business (such as increases in working capital and capital expenditures) creates no incremental value to the buyer. These free cash flows are then discounted to the present at the firm's weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm's growth. It is this series of free cash flows that, when discounted to the present, and after subtracting claims by debt holders and others, represents the economic value of a firm to its shareholders.

       The cost of equity is the return common shareholders expect to earn to compensate for the business and financial risks they bear. It is determined by the tradeoff between risk and return. It is calculated through a modified capital asset pricing model and is highlighted in Exhibit I. The accuracy of the cost of capital is important not only in calculating the present value of free cash flows, but it is also used to determine the value of the terminal value, which is often the component providing the majority of the value in the discounted cash flow model.

       The components of the cost of equity capital are as follows:

- Risk Free Rate: Rate of return on a risk free instrument, such as a 10 year Treasury bond.
- Equity Risk Premium: Calculated by multiplying the Market Risk Premium by the company's Beta. The Market Risk Premium is the return that all stocks provide above the rate of return provided by risk free investments. The Beta is a measure of the sensitivity of a company's stock to the broader market as a whole. The Beta used was calculated by taking an average of the Betas for audio components companies.
- Small Cap. Premium: Premium provided by companies with small market capitalizations in excess of returns of the broader market.
- Company Specific Risk: Premium accounts for small float of Polk's stock and low trading volume.

       FBW calculated a cost of capital of 15.78%, which represents a premium of 10.21% in excess of the rate of return for risk free investments. This is conservative when compared to the guidelines established by James H. Schilt, editor of the Business Valuation Review, which suggest premiums ranging from 12% to 15% for companies such as Polk.

       The accuracy of this method of valuation depends largely on the integrity of the projections. Management of Polk provided FBW with detailed projections through fiscal 2003. These projections are outlined in Exhibit I and show the following:

- Revenue grows to $91.9 million in fiscal 2003, representing a compound average annual growth rate of 6.2%.
-   Gross profit margins are projected to be between 37.5% and 38.3%.
-   Net profit margins are projected to be between 3.4% and 3.6%.

Publicly Traded Comparable Companies

       FBW examined the financial results and market multiples of publicly traded comparable companies. FBW selected manufacturers of audio components with market capitializations below $50 million and average daily trading volumes below 6,000. Within this criteria set, FBW relied upon two companies: Koss Corp and Phoenix Gold. Insiders of these two companies own in excess of 50% of the common stock and the average daily trading volumes are similar to Polk's. Phoenix Gold does not have positive historical earnings results, which yielded earnings multiples that were not meaningful. However, Koss has higher earnings margins than Polk and trades at higher multiples. Both Koss and Phoenix Gold are not dependent upon a single customer for 50% of revenue, as is Polk.

       Size and trading volume are important factors in determining public market valuation. FBW examined other consumer durables products manufacturers with size and trading volume similar to Polk and found that the average earnings multiple was approximately 9.1x. The average P/E multiple for the comparable groups for these companies was 23.3x.

       The pertinent performance measures for the comparable company analysis are as follows:

- The Net Market Capital to Earnings Before Interest and Taxes (EBIT) ratio measures the enterprise value to the net operating assets as a multiple of the company's earnings before interest and taxes. By focusing on EBIT instead of net income, it is possible to decrease distortions among comparable companies that are due to different levels of debt in capital structures, extraordinary items, varying tax rates, and other line items that occur below the operating profit line. EBIT is calculated to represent the pre-tax net income that would have resulted had the company been financed on a total equity basis.
- The price to earnings ("P/E") ratio is a commonly utilized valuation ratio. It is also known as the earnings multiple and provides investors an indication of how much they are paying for a company's earnings power and the accounting income available to the common equity holder. However, net income is often a poor approximation of actual cash flow ultimately available to common shareholders for reinvestment or for the payment of dividends. Accounting differences may make net income numbers less comparable.
- The price to forward earnings ratio is similar to the P/E ratio discussed above, the difference being that it is based upon expectations for future earnings, not historical earnings.
- The Enterprise Value to Revenues ratio compares the enterprise value (market value of equity plus debt) to the company's revenue stream. This ratio is far less consistent among comparable companies than ratios that measure value in relation to some measure of earnings.
- The Market Value of Equity to Book Value of the Equity ratio compares what the market is actually willing to pay for the assets of a company to what the value of the company's securities would be worth relative to the historical costs of its assets and earnings history. This ratio is far less consistent among comparable companies than ratios that measure value in relation to some measure of earnings.

VALUATION SUMMARY

       The table below summarized the values derived from the discounted cash flow methodology.

                                    COMMON                                      PER
                                    EQUITY               NUMBER                SHARE
                                     VALUE              OF SHARES              VALUE
                                     -----              ---------              -----
     Discounted Cash Flow           21,909                2,017                10.86

       The table below summarizes the valued derived from the comparable company analysis.

                                                   IMPLIED                            IMPLIED
                                 AVERAGE           EQUITY            NUMBER          PER SHARE
                                MULTIPLE            VALUE           OF SHARES          VALUE
--------------------------------------------------------------------------------------------------
Net Market Capital/EBIT               4.7            29,853             1,849           16.15
P/E                                   6.9            23,309             1,849           12.61
Fwd P/E '99                           8.5            22,815             1,849           12.34
Fwd P/E '00                           5.6            15,095             1,849            8.16
Mkt. Val. to Book                     1.1            22,260             1,849           12.04
Ent. Val. to Revenues                 0.7            51,528             1,849           27.87

SUMMARY AND CONCLUSION

- The proposed offer price is at a premium to the value established through the discounted cash flow method of valuation. These projections show improved profitability when compared to the historical performance of the Company as well as greater growth in revenues when compared to the growth rate from the past three fiscal years ended 1998. Additionally, we have conservatively estimated the premium in the cost of capital to account for high insider ownership and low trading volume.
- The proposed offer price is within the range of values established through the comparable company analysis and is consistent with values derived from earnings multiples. The comparable companies selected are similar not only in business line, but in trading volume and ownership by insiders. The most similar comparable company is Koss. Koss is more profitable and does not have in excess of 50% of its business concentrated with one customer. As a result, its market multiples are higher than the multiples of Polk.
- The proposed offer price represents a 6.6% premium to the market price as of March 22, 1999 and a 18.5% premium to the closing price as of March 18, 1999.
- The Transaction provides shareholders the opportunity to realize liquidity in an orderly fashion. This opportunity would otherwise not exist given Polk's historical trading volume.

                               INCOME STATEMENT

                               POLK AUDIO, INC.
                             Dollars in Thousands


Ferris, Baker Watts, Inc.                 ACTUAL        ACTUAL      EXPECTED      FORECAST     FORECAST    FORECAST     FORECAST
March                                       1997          1998          1999          2000         2001        2002         2003
                                            ----          ----          ----          ----         ----        ----         ----

Sales                                   $ 54,416      $ 54,153      $ 72,356      $ 81,000     $ 83,980    $ 88,426     $ 91,866

Cost of Goods Sold                        31,349        33,020        43,810        50,652       51,923      54,598       56,914
                                        --------      --------      --------      --------     --------    --------     --------

GROSS PROFIT                              23,067        21,133        28,546        30,348       32,057      33,828       34,952

General and administrative                21,455        19,351         4,645         4,820        5,109       5,416        5,741
Marketing & Advertising                        0             0        14,776        16,687       17,246      17,988       18,706
Research & Development                         0             0         2,774         3,000        3,350       3,525        3,687
Contingency reserve                            0             0           100           400          500         600          600
Incentive compensation                         0             0           748           950        1,100       1,100        1,100
                                        --------      --------      --------      --------     --------    --------     --------
NET OPERATING PROFIT                       1,612         1,782         5,503         4,491        4,752       5,199        5,118

Interest Expense                             350           258            54             0            0           0            0
Non-Operating Interest Income                  4            20            10           114          140         180          210
Other Income(1)                               17           (20)            0             0            0           0            0
Royalty Income                                 0           424             0             0            0           0            0
Unusual Income                                 0             0          (600)            0            0           0            0
                                        --------      --------      --------      --------     --------    --------     --------
INCOME BEFORE TAXES                        1,284         1,948         4,859         4,605        4,892       5,379        5,328

Income Tax Provision                         532           842         2,161         1,888        2,006       2,205        2,185
                                        --------      --------      --------      --------     --------    --------     --------
INCOME AFTER TAXES                      $    752      $  1,106      $  2,698      $  2,717     $  2,886    $  3,174     $  3,143
                                        ========      ========      ========      ========     ========    ========     ========

Earnings per Share                      $   0.41      $   0.60      $   1.46      $   1.47     $   1.56    $   1.72     $   1.70

                                  BALANCE SHEET

                                POLK AUDIO, INC.
                              Dollars in Thousands

Ferris, Baker Watts, Inc.                    ACTUAL    ACTUAL     EXPECTED   FORECAST    FORECAST   FORECAST   FORECAST
March                                          1997      1998         1999       2000        2001       2002       2003
                                               ----      ----         ----       ----        ----       ----       ----

Operating Cash                                  422       434        2,500      2,500       2,500      2,500      2,500
Marketable Securities                             0         0        3,480      3,386       7,005      9,765     12,596

Accounts Receivable                           9,510     8,615        5,532      7,317       7,560      7,965      8,279

Inventory                                     7,899    11,087        9,506     10,784      10,686     10,991     11,458

Income Tax Recoverable                           53       139            0          0           0          0          0
Current Deferred Taxes                          784       925            0          0           0          0          0
Other Current Assets                            672       565        1,750      1,650       1,800      1,900      2,000
                                            -------   -------      -------    -------     -------    -------    -------
TOTAL CURRENT ASSETS                         19,340    21,765       22,768     25,637      29,551     33,121     36,833

Plant & Equipment                             4,299     4,727        6,191      6,270       6,170      6,070      5,970
Notes Receivable                                226       260            0          0           0          0          0
Deferred Taxes                                  750     1,170            0          0           0          0          0
Deposits and Other Assets                       383       648            0          0           0          0          0
=======================================================================================================================
TOTAL ASSETS                                 24,997    28,570       28,959     31,907      35,721     39,191     42,803
=======================================================================================================================


Bank Overdraft                                   44         0            0          0           0          0          0
Current Portion LTD                             400       400            0          0           0          0          0
Accounts Payable                              2,758     5,135        4,956      5,189       5,192      5,187      5,407
Accrued Expenses                              2,302     2,529        2,391      2,342       3,160      3,343      3,463
Current Portion of accr. Prd. Liability         267       512          543        580         638        702        772
                                            -------   -------      -------    -------     -------    -------    -------
TOTAL CURRENT LIABS                           5,772     8,576        7,890      8,111       8,990      9,232      9,642

Senior Long-Term Debt                         2,347       200            0          0           0          0          0
Accrued product warranty                        335       424          480        490         539        593        652
Other                                             0        15            0          0           0          0          0
                                            -------   -------      -------    -------     -------    -------    -------
TOTAL SENIOR LIABS                            8,453     9,215        8,370      8,601       9,529      9,825     10,294

TOTAL LIABILITIES                             8,453     9,215        8,370      8,601       9,529      9,825     10,294

Common Stock                                     18        18           18         18          18         18         18
Addtl Paid in Capital                         1,586     1,751        1,756      1,756       1,756      1,756      1,756
Retained Earnings                            15,786    18,529       19,757     22,474      25,360     28,534     31,677
(Foreign Curr. Translation Adj.)                 25         2            0          0           0          0          0
(Notes Receivable-Stock Options)                822       942          942        942         942        942        942
                                            -------   -------      -------    -------     -------    -------    -------
COMMON EQUITY                                16,544    19,354       20,589     23,307      26,192     29,367     32,509
                                            -------   -------      -------    -------     -------    -------    -------
NET WORTH                                    16,544    19,354       20,589     23,307      26,192     29,367     32,509
=======================================================================================================================
TOTAL LIAB & NET WORTH                       24,997    28,569       28,959     31,908      35,721     39,192     42,803
=======================================================================================================================

                            NOPAT OPERATING APPROACH
                                POLK AUDIO, INC.
                              Dollars in Thousands

Ferris, Baker Watts, Inc.         ACTUAL      ACTUAL    EXPECTED    FORECAST    FORECAST    FORECAST   FORECAST
March                               1997        1998        1999        2000        2001        2002       2003
                                    ----        ----        ----        ----        ----        ----       ----

  Sales                           54,416      54,153      72,356      81,000      83,980      88,426     91,866

  Cost of Goods Sold              31,349      33,020      43,810      50,652      51,923      54,598     56,914
  General and administrative      21,455      19,351       4,645       4,820       5,109       5,416      5,741
  Marketing & Advertising              0           0      14,776      16,687      17,246      17,988     18,706
  Research & Development               0           0       2,774       3,000       3,350       3,525      3,687
  Other Expense                        0           0         848       1,350       1,600       1,700      1,700
                                 -------     -------     -------     -------     -------     -------    -------

  Total Operating Expenses           N/A      52,371      66,853      76,509      79,228      83,227     86,748

  Other Income                        17         404           0           0           0           0          0
                                 -------     -------     -------     -------     -------     -------    -------
  ADJUSTED EBIT                      N/A       2,186       5,503       4,491       4,752       5,199      5,118

  CASH OPERATING TAX                 N/A       1,355       2,412       1,843       1,952       2,135      2,103

  =============================================================================================================
  NOPAT                              N/A         831       3,091       2,648       2,800       3,064      3,015
  =============================================================================================================

                          CAPITAL - OPERATING APPROACH
                                POLK AUDIO, INC.
                              Dollars in Thousands


Ferris, Baker Watts, Inc.                      ACTUAL    ACTUAL    EXPECTED    FORECAST    FORECAST    FORECAST    FORECAST
March                                            1997      1998        1999        2000        2001        2002        2003
                                                 ----      ----        ----        ----        ----        ----        ----

  Operating Cash                                  422       434       2,500       2,500       2,500       2,500       2,500
  Net Accts Receivable                          9,510     8,615       5,532       7,317       7,560       7,965       8,279
  Net Inventory                                 7,899    11,087       9,506      10,784      10,686      10,991      11,458
  Other Current Assets                          1,509     1,629       1,750       1,650       1,800       1,900       2,000
                                              -------   -------     -------     -------     -------     -------     -------

  Current Operating Assets                     19,340    21,765      19,288      22,251      22,546      23,356      24,237

  Accounts Payable                              2,758     5,135       4,956       5,189       5,192       5,187       5,407
  Accrued Expenses                              2,302     2,529       2,391       2,342       3,160       3,343       3,463
  Current Portion of accr. Prd. Liability         267       512         543         580         638         702         772
                                              -------   -------     -------     -------     -------     -------     -------
  NIBCLs                                        5,328     8,176       7,890       8,111       8,990       9,232       9,642

  NET WORKING CAPITAL                          14,012    13,589      11,398      14,140      13,556      14,124      14,595

  Net Prop Plant & Equip                        4,299     4,727       6,191       6,270       6,170       6,070       5,970

  Notes Receivable                                226       260           0           0           0           0           0
  Deposits and Other Assets                       383       648           0           0           0           0           0
  Other                                             0       (15)          0           0           0           0           0
                                              -------   -------     -------     -------     -------     -------     -------
  OTHER ASSETS                                    609       893           0           0           0           0           0
  =========================================================================================================================
  CAPITAL                                      18,920    19,209      17,589      20,410      19,726      20,194      20,565
  =========================================================================================================================

                            FREE CASH FLOW VALUATION
                                POLK AUDIO, INC.
                              Dollars in Thousands

Ferris, Baker Watts, Inc.
                                                                NOPAT - INV                        PV FACTOR X FCF
                                                                            1                       PRESENT VALUE
YEAR                   NOPAT                 INVESTMENT             FCF               PV FACTOR         OF FCF
------------------------------------------------------------------------------------------------------------------
2000                       2,648                   2,821               (173)           0.9294                (161)
2001                       2,800                    (684)             3,484            0.8027               2,797
2002                       3,064                     468              2,596            0.6933               1,800
2003                       3,015                     371              2,644            0.5988               1,583
2004 & BEYOND              3,070    3                  0              3,070     2      3.7946              11,649

                                   INTRINSIC OPERATING VALUE                                               17,668

                                   Marketable Securities                                                    5,264
                                                                                                  ----------------
                                   INTRINSIC TOTAL VALUE                                                   22,932

                                   Other Liabilities                                                        1,023
                                                                                                  ----------------
                                   INTRINSIC COMMON EQUITY VALUE                                           21,909

                                   Number of Shares Outstanding                                             2,017

                                   INTRINSIC SHARE VALUE                                                   $10.86
                                   ------------------------------------------------
                                   (1) Cash flows discounted from mid-year
                                   (2) Present Value of $1  in perpetuity beginning in 2004
                                   (3) NOPAT increases by $55.4  based on a return of 14.93% on
                                       2003 investment of $371.0

                                 COST OF CAPITAL
                                POLK AUDIO, INC.

= WEIGHTED AVERAGE       +          WEIGHTED AVERAGE
   COST OF DEBT                     COST OF EQUITY

= INCREMENTAL BORROWING  +       RISK FREE  + EQUITY RISK    +       SMALL CAP. +       CO. SPECIFIC
   COST X (1-TAX RATE)           RATE         PREMIUM                PREMIUM            RISK

= (6.88% X (1-40.0%))    +       5.57%      + (7.8% X 0.63)  +       3.3%      +        2.0%

   DEBT                             EQUITY
   WEIGHTING = 0%                   WEIGHTING = 100%

= 0%                     +          15.78%

= 15.78%

                           COMPARABLE COMPANY ANALYSIS

                                                                          ------------------------------------
                                                                                         MARKET
                                                                                          DATA
                                                                          ------------------------------------
                                                    Fiscal       Four        Stock       Shares      Market
                                                     Year      Quarters      Price        Out.       Value
                                         Ticker       End        Ended      3/19/99     (000's)     ($000's)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Koss Corporation                          KOSS        6/30     12/31/98       11.50       3,180        36,570
Phoenix Gold International, Inc.          PGLD        9/30     12/31/98        2.50       3,250         8,125
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------
POLK AUDIO, INC.                          PKA         3/31     12/27/98        9.75       1,849        18,028
--------------------------------------------------------------------------------------------------------------

                                      ---------------------------------------------------------------------------------------------
                                                                           FINANCIAL DATA
                                                              (TRAILING FOUR QUARTERS, IN $ THOUSANDS)
                                      ---------------------------------------------------------------------------------------------

                                                                    Net          Total         Total        Common       Total
                                      Revenues      EBIT (1)      Income        Assets       Debt (2)       Equity    Capital (3)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Koss Corporation                         35,922        7,719       5,317         29,655             0       24,960         27,760
Phoenix Gold International, Inc.         27,092         (614)       (569)        14,800         1,105       10,347         11,452
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
POLK AUDIO, INC.                         75,848        6,305       3,389         26,344             0       19,783         20,243
-----------------------------------------------------------------------------------------------------------------------------------

(1) Earnings Before Interest and Taxes.
(2) Total Debt includes Current Portion of Long Term Debt.
(3) Includes Total Debt, Common and Preferred Equity, Other Liabilities and Deferred Taxes.

                          COMPARABLE COMPANY ANALYSIS

                                       ------------------------------------------------------------
                                               MARGIN                 PROFITABILITY RATIOS
                                              ANALYSIS
                                       ------------------------------------------------------------
                                                                Return on      NOPAT/     Return on
                                          EBIT        Net        Common        Ending       Total
               Company                   Margin     Margin       Equity      Capital(4)    Assets
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Koss Corporation                           21.5%       14.8%        21.3%         16.7%       17.9%
Phoenix Gold International, Inc.           -2.3%       -2.1%        -5.5%         -3.2%       -3.8%
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
AVERAGE                                     9.6%        6.4%         7.9%          6.7%        7.0%
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
POLK AUDIO, INC.                            8.3%        4.5%        17.1%         18.7%       12.9%
---------------------------------------------------------------------------------------------------

                                    ------------------------------------------------------------
                                         Liquidity & Leverage               Valuation Ratios
                                    ------------------------------------------------------------
                                                 Total       Total
                                                 Debt/       Debt/      Net Mkt.    Mkt. Val.
                                    Current     Common       Total     Capital(5)  to Earnings
               Company               Ratio      Equity      Capital      to EBIT      (P/E)
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Koss Corporation                       14.1         0.0%        0.0%         4.7         6.9
Phoenix Gold International, Inc.        3.3        10.7%        9.6%         NM          NM
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
AVERAGE                                 8.7         5.3%        4.8%         4.7         6.9
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
POLK AUDIO, INC.                        3.3         0.0%        0.0%         2.4         5.3
------------------------------------------------------------------------------------------------


                                    ----------------------------------------------
                                                   VALUATION RATIOS
                                    ----------------------------------------------
                                                           Mkt. Val.
                                         Mtk Val.           to Book    Ent. Val.
                                       to Exp Earn           Value        to
               Company              1999         2000       (Equity)   Revenues
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Koss Corporation                       8.6           NA         1.5         1.0
Phoenix Gold International, Inc.       8.3           5.6        0.8         0.3
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
AVERAGE                                8.5           5.6        1.1         0.7
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
POLK AUDIO, INC.                       6.7           6.6        0.9         0.2
----------------------------------------------------------------------------------

(4) NOPAT = net operating profit after tax (EBIT x (1-40% tax rate)); NOPAT can be compared directly to the firm's after-tax cost of capital to determine if a firm is earning its cost of capital.
(5) Market Value Common and Preferred Equity plus Debt less Cash.

Implied Valuation Analysis


                                                                  IMPLIED                             IMPLIED
                              AVERAGE            POLK              EQUITY            NUMBER          PER SHARE
                              MULTIPLE         RESULTS             VALUE            OF SHARES          VALUE
--------------------------------------------------------------------------------------------------------------
Net Market Capital/EBIT             4.7          6,305               29,853             1,849           16.15
P/E                                 6.9          3,389               23,309             1,849           12.61
Fwd P/E '99                         8.5          2,698               22,815             1,849           12.34
Fwd P/E '00                         5.6          2,717               15,095             1,849            8.16
Mkt. Val. to Book                   1.1         19,783               22,260             1,849           12.04
Ent. Val. to Revenues               0.7         75,848               51,528             1,849           27.87

QUARTERLY FINANCIAL DATA

FISCAL YEARS ENDED MARCH

                                                             1998
                               ------------------------------------------------------------
                                    Q1 A        Q2 A        Q3 A        Q4 A      TOTAL
                                    ----        ----        ----        ----      -----
Total sales                       $9,752     $10,275     $12,953      $21,174      $54,153
Cost of goods sold                 5,977       6,480       7,823       12,741       33,021
                                   -----       -----       -----       ------       ------
  Gross profit                     3,775       3,795       5,130        8,433       21,133
                                  38.71%      36.93%      39.60%       39.83%       39.02%

General and administrative         1,072         971       1,003        1,100        4,146
Marketing and advertising          2,719       2,728       3,027        4,244       12,718
Research and development             557         543         498          551        2,149
Contingency reserve                    0           0           0            0            0
Incentive compensation                29          29          30          250          338
                                      --          --          --          ---          ---
  Net operating profit              (602)       (476)        572        2,288        1,782
                                  -6.17%      -4.63%       4.41%       10.80%        3.29%

Interest expense                      37          65          86           70          258
Interest and other                    14           2          (6)         (10)           0
Royalty income                        35         136         145          108          424
                                      --         ---         ---          ---          ---
  Income before taxes               (589)       (403)        624        2,316        1,948
                                  -6.04%      -3.92%       4.82%       10.94%        3.60%

Income tax provision                (241)       (165)        253          995          842
                                    -----       -----        ---          ---          ---
Net income                          (348)       (238)        371        1,321        1,106
                                  -3.57%      -2.31%       2.87%        6.24%        2.04%

Shares outstanding                 1,823       1,843       1,849        1,849        1,849
Earnings per share                 (0.19)      (0.13)       0.20         0.71         0.60


                                                       1999
                               --------------------------------------------------------
                               Q1 A        Q2 A         Q3 A      Q4 E        TOTAL
                               ----        ----         ----      ----        -----
Total sales                     $18,337     $18,414    $18,365    $17,240     $72,356
Cost of goods sold               11,066      11,089     11,110     10,545      43,810
                                 ------      ------     ------     ------      ------
  Gross profit                    7,271       7,325      7,255      6,695      28,546
                                 39.65%      39.78%     39.50%     38.83%      39.45%

General and administrative        1,118       1,107      1,270      1,150       4,645
Marketing and advertising         4,024       3,668      3,515      3,569      14,776
Research and development            552         682        847        693       2,774
Contingency reserve                   0           0          0        100         100
Incentive compensation              266         146        216        120         748
                                    ---         ---        ---        ---         ---
  Net operating profit            1,311       1,722      1,407      1,063       5,503
                                  7.15%       9.35%      7.66%      6.17%       7.61%

Interest expense                     22          20         12          0          54
Interest and other                   14        (232)      (387)        15        (590)
Royalty income                        0           0          0          0           0
                                      -           -          -          -           -
  Income before taxes             1,303       1,470      1,008      1,078       4,859
                                  7.11%       7.98%      5.49%      6.25%       6.72%

Income tax provision                535         617        578        431       2,161
                                    ---         ---        ---        ---       -----
Net income                          768         853        430        647       2,698
                                  4.19%       4.63%      2.34%      3.75%       3.73%

Shares outstanding                1,849       1,849      1,849      1,849       1,849
Earnings per share                 0.42        0.46       0.23       0.35        1.46

Royalty income in Fiscal 1999 has been reclassified to be part of Total sales.

TRADING SUMMARY

              THE FOLLOWING DATA POINTS ARE REPRESENTATIVE OF THE
                       HISTORICAL STOCK PRICE PERFORMANCE


    DATE                          PRICE               VOLUME
    ----                          -----               ------
Dec. 1, 1995                       9.58                4,700
Jan. 2, 1996                       9.75                  300
March 19, 1996                     8.00                  600
April 16, 1996                     8.63                2,200
April 18, 1996                     9.50                  600
May 20, 1996                      14.75                  400
July 1, 1996                      14.25                1,100
Aug. 5, 1996                      11.94                    0
Sept. 24, 1996                    10.88                1,000
Oct. 24, 1996                     13.25                3,600
Nov. 19, 1996                     10.88                2,100
Dec. 6, 1996                       9.88                1,500
Jan 20, 1997                      12.38                1,500
March 10, 1997                    10.31                    0
March 27, 1997                     9.13                1,300
April 8, 1997                      8.13                6,300
June 25, 1997                      9.56                    0
June 30, 1997                      9.88                1,300
July 3, 1997                       9.88                    0
Sept. 26, 1997                     8.19                    0
Oct. 3, 1997                       8.00                1,000
Oct. 10, 1997                      8.44                    0
Dec. 23, 1997                     10.63                7,700
Jan. 27, 1998                      9.06                3,100
Jan. 29, 1998                      9.50                  900
March 31, 1998                    11.88                1,200
April 24, 1998                    11.00                2,000
May 1, 1998                       11.75                  400
May 5, 1998                       17.75               71,000
May 18, 1998                      16.06                1,600
July 16, 1998                     20.00               19,000
Aug. 3, 1998                      15.50                  600
Sept. 2, 1998                     12.38                4,200
Sept. 30, 1998                    10.38                    0
Oct. 1, 1998                      10.38                    0
Dec. 18, 1998                     16.25                3,300
Dec. 23, 1998                     16.25                  600
Jan 6, 1999                       17.25               11,500
March 11, 1999                     9.88                1,500
March 22, 1999                    11.25               10,100

Trading Range: $8.00 to $20.00
Average Daily Volume: 3,374

LIST OF INFORMATION REVIEWED

-   Annual reports for the fiscal years 1998, 1997, 1996, 1995, and 1994
-   Form 10-K for the fiscal years 1998, 1997, 1996, 1995, and 1994
-   Proxy statements for the fiscal years 1998, 1997, 1996, 1995, and 1994
- Form 10-Q for the periods ended December 27, 1998, September 27, 1998, June 28, 1998, December 28, 1997, September 28, 1997, June 29, 1997, December 29,
    1996, September 29, 1996, June 30, 1996, December 31, 1995, October 1, 1995,
    July 2, 1995, December 25, 1994, September 24, 1994, and June 26, 1994.
- Form 8-K dated December 31, 1997, December 23, 1997, August 8, 1997, July 21, 1997, and December 18, 1995.
-   Fiscal 1999 Budget/Profit plan
-   Projections for fiscal 1999 through 2003
-   Summary of stockholders as of November 3, 1998
-   Summary of outstanding stock options
-   Product literature
-   Press releases from May 29, 1992 through January 20, 1999
-   MCM Capital Partners, LP letter dated September 30, 1998
- Drafts of the proxy materials to be filed with the SEC in connection with the Transaction.